SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14(a)-12

CELERITEK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELERITEK URGES SHAREHOLDERS TO PROTECT THEIR INVESTMENT AND
VOTE AGAINST DISSIDENT GROUP’S PROPOSALS

Files Preliminary Proxy Materials

For Further Information:
Peggy Smith	Barrett Godsey
Celeritek	Joele Frank, Wilkinson Brimmer Katcher
(408) 986-5060	(212) 355-4449

For Immediate Release

SANTA CLARA, Calif., April 7, 2003 – Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today filed preliminary proxy materials with the Securities and Exchange Commission in anticipation of the company’s May 19, 2003 Special Meeting of Shareholders. The Special Meeting was called by a dissident group of shareholders.

Celeritek issued the following statement urging its shareholders to protect their investment and vote AGAINST the dissident group’s proposals and FOR the Board’s proposal to re-elect the six existing members of the Board on the company’s GREEN proxy card, which will be sent to shareholders of record shortly.

The Celeritek Board of Directors and management team are committed to enhancing shareholder value. While the economic environment has changed for our industry and our company, the Celeritek Board has a plan in place that it believes will create an opportunity for the company to steadily gain market share in each of its target markets. This plan includes leveraging several of the company’s recent innovative technology breakthroughs in both the wireless and satellite infrastructure and wireless handset end markets. In its defense business, Celeritek plans to increase engineering resources to support additional programs and to ensure that the company remains well positioned to capture the opportunities created by the growth in defense spending.

The Celeritek Board of Directors is also exploring strategic alternatives and remains committed to considering strategic opportunities to enhance shareholder value. Celeritek’s Board has engaged internationally recognized financial advisors to assist it in exploring the strategic alternatives currently available to Celeritek – including, potential strategic alliances, acquisitions, divestitures, recapitalizations, sales, mergers and other business combinations involving the company. While the Board can give no assurances that its efforts will result in a value-enhancing transaction and has made no decision at this time to pursue a sale of the company, the Board is taking every responsible and appropriate step that could reasonably be expected to enhance shareholder value. Despite the dissident group’s claims to the contrary, the Celeritek Board has always been willing to give serious consideration to strategic opportunities that are presented to the company. In fact, the board met nine times in fiscal 2003 to consider and discuss Anaren Microwave’s highly conditional proposal to pursue a business combination with the company, even though the price of Anaren’s proposal put minimal value on Celeritek’s business and was little greater than the company’s cash value.

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In distinct contrast to your Board’s value-creating actions, the dissident group and its nominees have no business strategy for the company and have failed to present any concrete plan to build shareholder value. Moreover, in contrast to the current Board of Directors – which is comprised of individuals who have years, and in some instances decades of experience in Celeritek’s industry – the dissident group’s five nominees have minimal knowledge of the markets in which Celeritek operates and no working knowledge of the company.

If the dissident group is successful, its actions will likely result in significant disruption to Celeritek’s management, employees and customer relationships. If the current Board of Directors is removed, Celeritek’s management team, as well as many other company employees, are likely to be distracted and may even choose to explore alternative career opportunities. Moreover, if there is internal disruption in the company’s employee ranks, some of the company’s customers may choose to seek alternative sources of supply and discontinue purchasing products from the company. Ultimately, shareholders will pay the price for any disruption that could result from the dissident group’s actions.

The Celeritek Board of Directors, which consists of an overwhelming majority of independent directors, is acutely aware of its fiduciary duties and is committed to doing the right thing for shareholders. Since its founding, Celeritek has been at the forefront of developments in best corporate governance practices. In fact, Celeritek’s corporate governance policies currently rank among the top 10% of companies surveyed in the Institutional Shareholder Services (ISS) “Cgquniverse Index”, and we believe Celeritek will rank among the top 2% as soon as the company’s new policies are evaluated by ISS. Notably, the entire Celeritek Board stands for election each year and can be replaced without cause by shareholders on a mere 60-days notice.

On the other hand, some of the dissident group’s own nominees currently sit on boards that have corporate governance provisions far less favorable to shareholders than Celeritek’s. For example, two of the dissident group’s nominees are board members of public companies that:

•	have a classified board with staggered terms;

•	prevent shareholders from calling special meetings;

•	allow directors to be removed only for cause and by a supermajority vote; and

•	require a supermajority vote to amend certain bylaw and charter provisions.

It is clear to us that the dissident group is simply wrapping itself in the corporate governance flag in order to advance its own agenda.

We believe the dissident group is seeking to profit at the expense of all other Celeritek shareholders. If the dissident group were to orchestrate a sale of the company above its average cost basis in its Celeritek shares, its members would receive a short-term profit while depriving Celeritek’s other shareholders of the opportunity to realize a greater return on their investment.

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Furthermore, the dissident group says that if their director nominees are elected, they will give themselves 75,000 Celeritek options each. To put this in context, Celeritek’s current directors are entitled to receive options to purchase only 6,000 shares of Celeritek’s common stock. The dissidents’ plan to price these large grants is based not on the market price at grant (as is customary), but instead at a price set the day before their proposals were announced, for no apparent reason other than to try and capture any speculative stock price run-up their disruptive action may have caused. Unfortunately for the rest of Celeritek’s shareholders, if the dissidents’ option pricing gambit works, it would cause an approximately 3% dilution to the company’s equity and could force Celeritek to record a compensation charge.

We see no benefit to shareholders in electing the dissident group’s nominees and believe that they pose a threat to the short and long-term value of Celeritek. We believe that the depth of experience and strategic vision of the company’s Board of Directors and management team is essential to the company’s success and makes us best suited to lead Celeritek into the future. We believe that approving the dissidents’ proposals is likely to be highly disruptive to key Celeritek constituencies and thus will diminish rather than enhance both short and long-term shareholder value. We urge Celeritek shareholders to reject the dissident group’s proposals and its efforts to seize control of the company by voting AGAINST the dissidents’ proposals and voting FOR the Board’s proposal to re-elect the six existing members of the Board on the company’s GREEN proxy card.

Lehman Brothers is serving as financial advisor to Celeritek, and Wilson Sonsini Goodrich & Rosati is serving as legal counsel.

Celeritek shareholders who have questions or need assistance voting their shares may call:

Innisfree M&A Incorporated

Toll-Free: (888) 750-5834
Banks and Brokers call collect (212) 750-5833

About Celeritek

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

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Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Celeritek’s efforts to explore means by which the company can enhance shareholder value. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties, including the possibility that Celeritek’s efforts may not successfully enhance shareholder value.

Additional Information

Celeritek has notified its shareholders that a special meeting will be held on May 19, 2003 to consider and vote on the dissident group’s proposals. Celeritek’s board of directors intends to solicit proxies against the dissident group’s proposals and has filed a preliminary proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the special meeting. Celeritek shareholders are urged to read the preliminary proxy statement and the definitive proxy statement, when it becomes available, because they will contain important information. Celeritek shareholders will be able to obtain a copy of the preliminary proxy statement and the definitive proxy statement, when it becomes available, and any other relevant documents, for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Celeritek shareholders also will be able to obtain a free copy of the preliminary proxy statement and the definitive proxy statement, when it becomes available, and other relevant documents, by contacting Celeritek Investor Relations. All of the Celeritek directors will be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting, and certain of the executive officers of Celeritek may be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in board of directors’ solicitation of proxies are set forth in the preliminary proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.